Exhibit 99.1

Industry Veteran Doug McBurnie Joins Board of Directors of Leadis Technology

SUNNYVALE, Calif. (December 5, 2005) Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced that industry veteran Douglas McBurnie had been elected to its Board of Directors. With Mr. McBurnie’s election, the Leadis board now consists of five independent directors and three directors who are executive officers of Leadis.

Mr. McBurnie is a retired semiconductor executive with over 35 years of industry experience. Most recently, he was Senior Vice President, Computer, Consumer & Network Products Group of VLSI Technology from 1997 to 1998. From 1994 to 1997, Mr. McBurnie served as Vice President and General Manager of National Semiconductor’s Local Area Network Division and then as Senior Vice President and General Manager of the Communications and Consumer Group at National Semiconductor. Prior to joining National Semiconductor, Mr. McBurnie held key executive positions at a number of Silicon Valley companies, including Xidex Corporation, Precision Monolithics and Fairchild Semiconductor. Since 2000, Mr. McBurnie has served as a director of Sipex Corporation, including as its Chairman from June of 2002 to August 2005.

“We are extremely pleased to have Mr. McBurnie join our board,” said Lip-Bu Tan, Leadis Technology lead director and chairman of Walden International. “His vast experience in the semiconductor industry, particularly in senior managerial roles of rapidly growing operations, are a great match for Leadis.”

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel color displays used in mobile handset and consumer electronic devices. Leadis’ core products are highly integrated, color display driver ICs that are critical components of displays used in mobile handsets and consumer electronic devices. As a leading supplier of color display driver ICs, Leadis continues to innovate and introduce new products for all handset display technologies such as OLED, CSTN and TFT with advanced features to further enhance the visual communication experience for the user.

Cautionary Language

This press release contains forward-looking statements regarding the Company’s business and Board of Directors. The forward-looking statements are subject to risk and uncertainties that could affect the success of the Company’s business as well as the effectiveness of its Board of Directors. The risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K filed with the SEC on

March 25, 2005, and Form 10-Q for the quarter ended September 30, 2005, both of which are available at www.leadis.com. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information becoming available or to reflect events or circumstances after the date hereof. (LDISG)